INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this "***Agreement***") is made and entered into as of the 9th day of May, 2008 by and between **JEFFREY S. PINK**, an individual, having a principal residential address of 23845 Park Belmonte, Calabasas, California 91302 ("***Indemnitor***") and **EV RENTAL CARS, LLC, a California limited liability company** having a principal business address of 5500 West Century Blvd., Los Angeles, California 90045 ("***Indemnitee***").

RECITALS

A. Amalgamated Bank ("***Amalgamated***") extended a loan in the original principal amount of $11,000,000 (the "***Loan***") evidenced and governed by the following documents executed by Indemnitee and Amalgamated: (1) Revolving (Grid) Promissory Note dated April 10, 2006 made by Indemnitee, in favor of Amalgamated (as amended, the "***Note***"), (2) Accounts Receivable Continuing Security Agreement dated March 26, 2004, as amended from time to time (the "***AR Security Agreement***"), (3) an Inventory Rider (Rider A) to Accounts Receivable Continuing Security Agreement also dated March 26, 2004, granting a lien on Indemnitee's personal property in respect of Indemnitee's Toyota Program Vehicles, and an Inventory Rider (Rider A) to Accounts Receivable Continuing Security Agreement dated August 11, 2004, granting a lien on Indemnitee's personal property in respect of Indemnitee's Honda Program Vehicles (collectively, as amended from time to time, the "***Inventory Riders***"), (4) Deposit Account Pledge Agreement dated as of February 23, 2006, granting a lien on Indemnitee's deposits with Amalgamated (as amended from time to time, the "***Deposit Account Pledge***"), (5) Deposit Account Pledge Agreement dated as of February 23, 2006, granting a lien on Indemnitee's deposit of the principal sum of $332,300 with Amalgamated (as amended from time to time, the "**PC Pledge**"), (6) Security Agreement (with Assignment of Rents and Leases) dated as of February 15, 2007 (as amended from time to time, the "***2007 Security Agreement***"; (7) Pledge and Security Agreement dated as of January 9, 2008 (as amended from time to time, the "***2008 Security Agreement***"), (8) a certain Letter Agreement, dated as of April 10, 2006 (as amended from time to time, the "***Letter Agreement***"), (9) Amendment One to Revolving (Grid) Promissory Note and Letter Agreement dated as of February 1, 2007 (as amended from time to time, "***Amendment One***"), (10) those certain letter agreements regarding the extension of the Loan dated as of April 2 and April 30, 2007 (as amended from time to time, the "***Extension Agreements***"), (11) a certain Forbearance and Amendment Agreement dated September 12, 2007 also executed by Jeff Pink ("***Guarantor***") (the "***First Forbearance Agreement***"), (12) a certain Forbearance Agreement, dated February 8, 2008, also executed by Guarantor (the "***Second Forbearance Agreement***"), and (13) a certain Collateral Disposition Agreement and Waiver of Notice, dated April 17, 2008, by and among Company, Guarantor, Laurie Pink and Amalgamated (the "***Collateral Agreement***"). (The Note, the AR Security Agreement, the Inventory Riders, the Deposit Account Pledge, the PC Pledge, the 2007 Security Agreement, the 2008 Security Agreement, the Letter Agreement, Amendment One, the Extension Agreements, the First Forbearance Agreement, the Second Forbearance Agreement, the Collateral Agreement and any

and all related instruments and documents executed by Indemnitee and/or Amalgamated in connection therewith, are collectively referred to herein as the "***Amalgamated Loan Documents***");

B. In connection with the Loan, Guarantor executed (1) an Absolute, Unconditional and Continuing Guaranty (Limited), dated as of April 13, 2006, (2) a Guaranty Reaffirmation and Amendment Agreement dated as of February 15, 2007, (3) an Absolute, Unconditional and Unlimited Guaranty dated as of November 14, 2007 (collectively, the "***Guaranty***"), (4) a Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents and Leases dated December 17, 2007 encumbering Guarantor's residence in Calabasas, California which serves as security for the Guaranty (the "***Deed of Trust***"), and (5) an Accounts Receivable Continuing Security Agreement dated on or about January 9, 2008, including an Inventory Rider (Rider A) and an Equipment Rider (Rider B), also securing the Guaranty (collectively, as amended from time to time, the "***Amalgamated Guaranty Documents***"). The Amalgamated Loan Documents and the Amalgamated Guaranty Documents, as amended by this Agreement, are sometimes referred to collectively herein as the "***Amalgamated Transaction Documents*". Unless otherwise defined herein, defined terms shall be used as defined in the applicable Amalgamated Transaction Document, as the context requires.

C. Indemnitee received a Notice of Default and Reservation of Rights letter from the Amalgamated on July 25, 2007, indicating that Indemnitee was in default on the Amalgamated Loan Documents;

D. Indemnitee and Amalgamated entered into a Third Forbearance Agreement dated May 9, 2008 (the "***Forbearance Agreement***"), wherein Amalgamated agreed to forbear from exercising its rights or remedies resulting from the above-described default on terms and conditions set forth therein;

E. On or about January 16, 2006, Indemnitee borrowed the sum of One Million Dollars ($1,000,000) from Vineyard Bank ("***Vineyard***") pursuant to: (1) a Business Loan Agreement between the Indemnitee and Vineyard; (2) a Commercial Security Agreement between the Indemnitee and Vineyard; (3) the U.S. Small Business Administration Note executed by the Indemnitee in favor of Vineyard; and (4) the U.S. Small Business Administration Standby Creditor's Agreement (the foregoing documents, and any and all related instruments and documents executed in connection therewith, as amended, are collectively referred to as the "***Vineyard Loan Documents***").

F. In connection with the Vineyard Loan, Jeffrey Pink and Laurie Pink each executed an Unconditional Guarantee dated as of January 16, 2006 (the "***Vineyard Guaranty Documents***").

G. Indemnitor desires to indemnify Indemnitee and Indemnitee desires to indemnify Indemnitor for certain obligations relating to the Amalgamated Loan Documents and the Vineyard Loan Documents.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Indemnitor and Indemnitee do hereby agree as follows:

1. **Indemnification by Indemnitor.** Indemnitor hereby agrees to indemnify, defend and hold Indemnitee harmless from any and all claims, demands, expenses, obligations and other liabilities, including reasonable attorneys' fees and costs of defense) which arise from the following (collectively, the "***Indemnitor's Obligations***"):

(a) Any liability owing to Vineyard under the Vineyard Loan Documents which exists as of the Effective Date (as defined in the Forbearance Agreement), but such liability is limited to payments of principal and interest due thereunder; and

(b) Any and all liability to Amalgamated under the Forbearance Agreement for the payment of the Accumulated Depreciation, (as defined in the Forbearance Agreement), except with respect to the first 55 vehicles sold after the date of the Forbearance Agreement;

(c) Reasonable attorneys' fees and costs of collection of the sums described in subparagraph (a) and (b) above; and

(d) Notwithstanding the foregoing, Indemnitor is not required to indemnify Indemnitee for any of Indemnitee's Obligations (as defined herein).

2. **Indemnification by Indemnitee.** Indemnitee hereby agrees to indemnify, defend and hold Indemnitor harmless from any and all claims, demands, expenses, obligations and other liabilities, including reasonable attorneys' fees and costs of defense) which arise from the following (collectively, the "***Indemnitee's Obligations***").

(a) Any liability resulting from the failure of Indemnitee to make timely payments of principal and interest when due under the Vineyard Loan Documents, including, but not limited to, any liability for default interest, late charges, and attorney's fees or costs of collection.

(b) Any liability resulting from the failure of Indemnitee to make timely payments to Amalgamated of those payments required to be made by Indemnitee pursuant to the Forbearance Agreement.

(c) Reasonable attorney's fees and costs of collection of the sums described in subparagraph (a) and (b) above.

(d) Notwithstanding the foregoing, Indemnitee is not required to indemnify the Indemnitor for any of the Indemnitor's Obligations.

3. **Terms of Indemnification.** Indemnitee shall timely pay all amounts due under the Vineyard Loan Documents as they come due until the loan evidenced thereby has been paid in full. Indemnitee shall also timely pay the amounts due to Amalgamated as and when due

under the Forbearance Agreement to the extent Indemnitee is required to do so thereunder. Indemnitor shall repay the foregoing sums to Indemnitee pursuant to a payment schedule to be mutually agreed upon by Indemnitor and Indemnitee, but no repayment shall be required or permitted prior to the payment in full of the indebtedness due to Amalgamated under the Amalgamated Transaction Documents and the Forbearance Agreement and the final release of Indemnitor's shares of IMMS, Inc., a Nevada corporation ("Shares") from the pledge agreement entered into between Indemnitor and Amalgamated.

Security. To secure Indemnitor's indemnification obligations hereunder, Indemnitor hereby agrees that when Amalgamated has been paid in full for all amounts owing under the Amalgamated Bank Transaction Documents and the Forbearance Agreement, and has provided a final release of the pledge of Indemnitor's Shares from Amalgamated's pledge agreement, Indemnitor will pledge to Indemnitee, pursuant to a pledge agreement mutually agreeable to Indemnitor and Indemnitee, a sufficient number of Shares such that the value of the Shares so pledged (at the then current quoted market price) equals one hundred fifty percent (150%) of the then outstanding balance due under the Vineyard Loan Documents, plus any Accumulated Depreciation which has been paid by Indemnitee to Amalgamated. Indemnitee will release Shares from its pledge agreement to enable Indemnitor to make the payments to Indemnitee required under Paragraph 3 hereof.

4. **Indemnitee Covenant.** Indemnitee agrees that it will not amend or modify the terms of the Vineyard Loan Documents or the Amalgamated Loan Documents in any manner which materially, adversely effects Indemnitor's liability under the Vineyard Guaranty Documents, or the Amalgamated Guaranty Documents as the case may be, without the prior written consent of Indemnitor, which consent shall not be unreasonably withheld.

5. **Severability.** If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each other provision of any section of this Agreement containing a provision or provisions held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each other provision of any section of this Agreement containing a provision or provisions held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

6. **Assignment Third Party Beneficiary.** This Agreement shall be binding upon the parties and their respective heirs, successors and assigns. Amalgamated is a third party beneficiary of this Agreement for the purposes of exercising its rights under Section 13.

7. **Counterparts.** This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes but all of which together shall constitute one and the same Agreement.

8. **Headings and Recitals.** The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

9. **Modification and Waiver.** No supplement, modification, or amendment of this Agreement shall be binding unless in writing executed by both the Indemnitor and Indemnitee. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

10. **Notices.** All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand or by courier service and receipted for by or on behalf of the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, as follows:

(a) If to Indemnitee, to the address, facsimile number, or e-mail address below:

EV Rental Cars, LLC
5500 West Century Blvd.
Los Angeles, CA 90045
Attention: William N. Plamondon

(b) If to Indemnitor, to the address, facsimile number, or e-mail address below:

23845 Park Belmonte
Calabasas, CA 91302
Attention: Jeffrey S. Pink

11. **Construction of Agreement and Governing Law.** The covenants and provisions contained herein shall not be construed in favor of or against any of the parties, but shall be construed as if all the parties hereto prepared this Agreement. This Agreement has been made in the State of California and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the State of California.

12. **Construction of Agreement and Governing.** The covenants and provisions contained herein shall not be construed in favor of or against any of the parties, but shall be construed as if all the parties hereto prepared this Agreement. This Agreement has been made in the State of California and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the State of California

13. **Subordination.** All rights and obligations of Indemnitor and Indemnitee hereunder shall be fully subordinated and subject to the prior and indefeasible payment in full of all amounts owing to Amalgamated under the Amalgamated Bank Transaction Documents and the Forbearance Agreement, and no indemnification shall be provided to Indemnitee or Indemnitor pursuant to this Agreement until such full and indefeasible payment has been made to Amalgamated. Further, Indemnitee agrees that the Indemnitor's Obligations hereunder shall not

be asserted by Indemnitee as an offset against Indemnitee's obligations under any note owing to Indemnitor by Indemnitee, or any other agreement for the payment of monies by Indemnitee to Indemnitor

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first set forth above.

"INDEMNITEE"	"INDEMNITOR"
EV RENTAL CARS, LLC **a California limited liability company**	
______________________________	______________________________
By: JEFFREY S. PINK **Its: Manager**	**JEFFREY S. PINK, individually**